EXHIBIT 10.49

Kite Realty Group Trust
Schedule of Non-Employee Trustee Fees and Other Compensation

Annual Cash Retainer	$60,000

Additional Chairperson Annual Retainers	Audit Committee Chairperson: $25,000
Compensation Committee Chairperson: $20,000
Corporate Governance and Nominating Committee Chairperson: $15,000

Additional Committee Member Annual	Audit Committee: $12,500
Retainers	Compensation Committee: $10,000
Corporate Governance and Nominating Committee: $7,500

Lead Independent Trustee Annual Retainer	$25,000

Annual Restricted Share Awards
Each trustee will receive restricted common shares with a value of $100,000 on an annual basis, which shares will vest on the one-year anniversary of the grant date.  In addition, upon initial election, each trustee will receive a one-time grant of 750 restricted common shares, which shares will vest on the one-year anniversary of the grant date.

Share Ownership Guidelines	Each non-employee trustee is expected to hold shares of the Company equal to at least five times the annual cash retainer, to be achieved within five years of becoming subject to such policy.

Effective April 1, 2017.